Exhibit 3.198
FILED
In the office of the Secretary of State
of the State of California
DEC 14 1989
/s/ March Fong Eu
MARCH FONG EU Secretary of State
ARTICLES OF INCORPORATION
OF
BAY LEASING COMPANY, INC.
I
     The name of this corporation is BAY LEASING COMPANY, INC.
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     The name and address in the State of California of this corporation’s initial agent for service of process is: Richard E. Norris, 3260 Blume Drive, Suite 200, Richmond, California.
IV
     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.
Dated: December 13, 1989

/s/ Dennis Varni
DENNIS VARNI

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Dennis Varni
DENNIS VARNI